ARTICLES OF INCORPORATION

OF

Rolling Oaks Imaging Corporation

I

The name of this corporation is Rolling Oaks Imaging Corporation.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is:

Robert Princenthal, M.D.
415 E. Rolling Oaks Drive Suite 160
Thousand Oaks, CA 91361

IV

This corporation is authorized to issue only one class of shares of stock. The total number of shares which this corporation is authorized to issue is 10,000.

V

This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than 35 persons.

VI

The personal liability of the directors of the corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under California law. The corporation is authorized to provide indemnification to its agents (as defined in Section 317 of the Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, provided, however, that the provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to Section 204 of the California Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Dated: June 17, 2005

/s/ Robert Princenthal
Robert Princenthal, M.D.
Incorporator